CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2018, relating to the financial statements and financial highlights of Core Market Neutral Fund, formerly known as AlphaCore Statistical Arbitrage Fund, a series of Northern Lights Fund Trust, for the period ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 15, 2019